UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 19, 2010

Procera Networks, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-49862	33-0974674
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100-C Cooper Court, Los Gatos, CA (Address of Principal Executive Offices)	95032 (Zip Code)

Registrant’s telephone number, including area code: (408) 354-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 19, 2010, Procera Networks, Inc. (“Procera”) entered into a Master OEM Purchase and Sales Agreement (“OEM Agreement”) with GENBAND US LLC and GENBAND Ireland Ltd. (collectively “GENBAND”) pursuant to which GENBAND affiliates may purchase any of Procera’s existing software and hardware products and certain future products, as well as procure licenses and services related to such products from Procera, all on specified pricing terms.  The initial term of the OEM Agreement is five years, after which it will automatically renew for successive one year periods, unless either party gives ninety days notice prior to the end of the then current term.  GENBAND has a staggered minimum product purchase commitment totaling $5 million  by the end of 2013.  GENBAND may terminate the OEM Agreement for convenience upon thirty days notice, but must pay the minimum purchase commitment for the calendar year in which  any such termination occurs.  Procera may terminate the OEM Agreement if GENBAND is acquired by a competitor of Procera.  GENBAND is authorized to sell Procera Products under the Procera or GENBAND name and branding.  GENBAND may sell such products as a complete solution or as integrated with hardware procured by GENBAND in accordance with either Procera’s or GENBAND’s specifications. Under the OEM Agreement, GENBAND has a source code license to Procera product software and may create and sell derivative products, subject to payment of agreed upon royalties.  GENBAND may place Procera software source code in escrow for the benefit of certain GENBAND customers, to be released and used only in limited circumstances, such as, for example, in the event of Procera’s bankruptcy or cessation of business.  Procera agrees to provide certain technical support, maintenance and customization services if requested by GENBAND and subject to payment of applicable fees.   The parties agree to coordinate marketing activities for product sales to certain key customers.

In addition, Procera and GENBAND US LLC entered into a letter agreement on July 19, 2010 (the “Letter Agreement”) providing, among other things, that Procera will promptly advise GENBAND of the receipt of certain acquisition proposals, as defined in the Letter Agreement, related to Procera.  The Letter Agreement also contains provisions related to the appointment and nomination of an individual named by GENBAND to the Procera board of directors (the “Board”), as further described under Item 5.02 of this Current Report on Form 8-K.

The above descriptions of the OEM Agreement and the Letter Agreement are a summary of these agreements’ material terms, do not purport to be complete, and are qualified in their entirety by reference to the OEM Agreement and the Letter Agreement, which, subject to any confidential treatment requested, will be filed as exhibits to Procera’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2010.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 19, 2010, the Board appointed Charles D. Vogt as a director of Procera. Initially, Mr.Vogt will not serve as a member of any committee of the Board.  Mr. Vogt is the president and chief executive officer of GENBAND Holdings Company and was appointed a director of Procera pursuant to the Letter Agreement.  Under the Letter Agreement, Procera agreed to appoint to its Board an individual named by GENBAND (initially Mr. Vogt), and, for so long as the OEM agreement is in effect, at each annual or special meeting  of stockholders of Procera at which directors are to be elected, to nominate and recommend such individual for election to the Board, provided such individual is reasonably acceptable to Procera’s Nominating and Corporate Governance Committee.

In connection with his election to the Board, Mr. Vogt will be entitled to receive the standard compensation offered to non-employee directors as follows: an annual retainer of $10,000 payable quarterly, $1,000 for attending each Board meeting in person or $500 for attending telephonically, and a quarterly option grant to purchase 3,750 shares of the Procera’s common stock at the fair market value on the first trading day of each quarter. Mr. Vogt may make an annual election to forego the cash compensation and to instead receive an additional option grant, equivalent in value to such cash compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2010	Procera Networks, Inc.

	By:	/s/ Charles Constanti
Charles Constanti
Chief Financial Officer